Exhibit 99.1

Zumiez Inc. Reports August 2008 Sales Results

Net Sales Increased 13.1% to $53.2 Million

August 2008 Comparable Store Sales Increased 0.2%

EVERETT, Wash.--(BUSINESS WIRE)--Sept. 3, 2008--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended August 30, 2008 increased 13.1% to $53.2 million, compared to $47.0 million for the four-week period ended September 1, 2007. The company's comparable store sales increased 0.2% for the four-week period, versus a comparable store sales increase of 17.4% in the year ago period.

To hear the Zumiez prerecorded August sales message, please dial (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 330 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

CONTACT:
Company:
Zumiez Inc.
Trevor Lang, 425-551-1500, ext. 1564
Chief Financial Officer
or
Investor:
Integrated Corporate Relations
Chad Jacobs/Brendon Frey
203-682-8200